Exhibit 99

News Release

For more information contact:

Media Contact:

Lori Stafford

Assistant Vice President Corp. Communications

(262) 879-5130

lori.stafford@fiserv.com

Investor Contact:

David Banks

VP Investor Relations

(262) 879-5055

david.banks@fiserv.com

For immediate release:

November 15, 2007

Fiserv Prices $1.75 Billion Senior Notes Offering

Brookfield, Wis., Nov. 15, 2007—Fiserv, Inc. (NASDAQ: FISV), a leading provider of technology solutions, announced today that it had priced a public offering of $1.75 billion aggregate principal amount of Senior Notes consisting of the following:

•	$1.25 billion of Senior Notes that mature in 2012 and bear interest at a rate of 6.125%, and

•	$500 million of Senior Notes that mature in 2017 and bear interest at a rate of 6.8%.

The offering is being made pursuant to a shelf registration statement and is expected to close November 20, 2007. The Senior Notes have been assigned ratings of Baa2 with a stable outlook by Moody’s Investors Service, Inc. and BBB with a negative outlook by Standard & Poor’s Ratings Service.

Fiserv plans to use the net proceeds of the offering to pay a portion of the $4.4 billion purchase price for CheckFree Corporation. Fiserv may also use a portion of the proceeds from the offering initially to repay a portion of the debt under its revolving credit facility.

Credit Suisse, Wachovia Securities and JPMorgan are acting as joint book-running managers for the offering.

The offering of Senior Notes is being made only by means of a prospectus and prospectus supplement, a copy of which may be obtained from the offices of Credit Suisse, Prospectus Department,

1 of 2

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

News Release

One Madison Avenue, New York, NY 10010. An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, business process outsourcing (BPO), software and systems solutions. The company serves more than 18,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. Headquartered in Brookfield, Wis., Fiserv reported more than $4.4 billion in total revenue for 2006.

FISV -G

#  #  #

2 of 2

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com